Exhibit 10.1

1 800 388 4264 nrchealth.com

September 29, 2025

Shane Harrison

Sent via email

Re: Executive Employment Agreement (the “Executive Employment Agreement”)

Dear Shane,

The intention of this letter is to outline the salary, benefits, and contingencies of employment as Executive Vice President and Chief Financial Officer with National Research Corporation d/b/a NRC Health (the “Company”). Details of the terms of employment are outlined below:

Position: You will serve as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) for the Company. As CFO, you will be an “executive officer” and Section 16 filer and will serve as principal financial officer for purposes of the Securities and Exchange Commission. As CFO, you will report to the Chief Executive Officer (the “CEO”) and will have a direct line to the Audit Committee of the Board of Directors of the Company. The financial and accounting departments, and other departments as determined by the CEO from time to time, will report to you as CFO.

Full-Time Commitment: By accepting this Executive Employment Agreement, you commit to working full-time for the Company as EVP and CFO. However, non-profit commitments (and other commitments as approved by the CEO) that do not interfere with your responsibilities as EVP and CFO are permitted.

Start Date: Your starting date of your employment will be September 29, 2025 (“Start Date”).

Compensation & Benefits

Salary: Your annual base salary will be $400,000, subject to applicable withholdings and payable in accordance with the Company’s normal payroll practices. This position is Exempt under the Fair Labor Standards Act and, as such, you will not be compensated for work in excess of forty hours during any work week.

Signing Bonus:

(a)	Not later than the second payroll date after the Start Date, you will receive a cash signing bonus equal to $100,000, less all federal, state, local and other taxes.

(b)

This signing bonus will be subject to return by you (or offset against your vested Shares) on a prorated basis to the extent your employment is terminated prior to the first (1st) anniversary of your Start Date for reasons other than termination without Cause or resignation with Good Reason.

Annual Bonuses: The Company presently does not have an annual cash incentive plan. Instead, incentive compensation and tight alignment with the Company’s stockholders is achieved through the equity grant discussed below.

Benefits: You will be eligible to participate in the Company’s retirement and welfare benefits consistent with those offered to other executive officers and other associates generally, including 401-k participation, health insurance, etc.

Equity Grant: Upon commencing employment, you will be granted 172,000 shares of Company restricted common stock in accordance with the terms and conditions set forth in that certain Incentive Stock Award Notice dated as of the date hereof provided to you in connection with this Executive Employment Agreement.

September 29, 2025

Effect of Termination without Cause or Resignation with Good Cause:

(a)

Severance. Subject to the terms and conditions set forth in this Agreement, in the event of your termination without Cause or resignation with Good Reason, you will be entitled to receive continued payment in accordance with the Company’s normal payroll procedures, practices, and policies of your then-current annual base salary for a one (1) year period following the Termination Date (collectively, the “Severance Payments”). In the event of termination of your employment for any reason other than termination without Cause or resignation with Good Reason, you will not be entitled to severance payments of any kind.

(b)

Release. As a condition to the receipt of any and all of the Severance Payments, you shall execute and comply with the terms of a general release of all claims against the Company, its subsidiaries, and their respective directors, officers, employees, contractors, agents, shareholders, and representatives (collectively, “Affiliates”), in form satisfactory to the Company (the “General Release”). The General Release must be signed, and the period provided therein for revocation must have expired, not later than sixty days from the Termination Date. Notwithstanding anything to the contrary contained herein, no Severance Payments shall be paid until the General Release is signed and the revocation period has expired, and any amounts that would otherwise have been paid prior to such date shall be paid within a reasonable time after such date, without interest.

(c)	For purposes of this Executive Employment Agreement, the terms below shall have the ascribed meanings.

(i)

“Cause” Defined. “Cause” for termination by the Company or any Affiliate of your employment or service shall mean: (A) refusal or negligent or intentional failure by you to perform the essential functions of your position with the Company or any Affiliate after written warning and reasonable opportunity to cure, other than any failure resulting from your incapacity due to physical or mental disability, it being understood that a reasonable, good faith attempt to perform but failure to do so will not be deemed a failure to perform essential functions for purposes of this definition of Cause; (B) your failure to comply with any lawful directive by the Board of Directors of the Company (the “Board”) after written warning and reasonable opportunity to cure, it being understood that a reasonable, good faith attempt to comply with such directive but failure to do so will not be deemed a failure to comply for purposes of this definition of “Cause”; (C) a material violation by you of the corporate governance guidelines, code of ethics, insider trading policy, governance policy, or other policy of the Company or any Affiliate; (D) a breach by you of any fiduciary duty to the Company or any Affiliate; (E) misconduct in the course and scope of employment by you that is materially injurious to the Company or any Affiliate from a monetary or reputational standpoint; (F) any attempt by you to willfully obtain any personal profit from any transaction which is adverse to the interests of the Company or any Affiliate or in which the Company or any Affiliate has an interest (unless your interest in the transaction has been disclosed to, and the transaction has been approved by, the Board or any committee thereof) or any act of fraud or embezzlement against the Company or any Affiliate or any of their respective customers or suppliers; (G) a material breach by you of any of the covenants contained in any employment, severance or other agreement applicable to you; (H) the repeated use of alcohol, abuse of prescription drugs, or use of illegal drugs by you that interferes with your duties, or a material violation by you of the drug and/or alcohol policies of the Company or any Affiliate; (I) violation by you of any applicable law, rule or regulation, including without limitation the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule, or regulation, in each case, that is materially injurious to the Company or any Affiliate from a monetary or reputational standpoint; or (J) the conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude.

(ii)

“Good Reason” Defined. “Good Reason” means the occurrence of any of the following, without your written consent, resulting in the termination by you of your employment or service with the Company or any Affiliate:

(A)

material diminution in the overall scope of your duties, authorities and/or responsibilities, it being understood that (1) the fact that the Company may be a subsidiary of a different public company or becomes a private company, and any diminution of duties in respect of no longer having public company related duties, and (2) a change in reporting responsibilities to the extent the Company becomes part of a larger corporate group, will not be considered a diminution;

September 29, 2025

(B)	requirement to spend more than five days per month at the Company’s headquarters; or

(C)

diminution by ten percent (10%) or more of your annual base salary in effect, except a decrease in connection with the same percentage decrease applied to all members of the senior leadership team in response to a Company or other event or circumstance that, in the good faith determination of the Board, requires such cost-saving measures.

(iii)	“Termination Date” Defined. “Termination Date” means the date your employment with or service to the Company or any Affiliate terminates.

Restrictive Covenants

You acknowledge and agree that during the course of your employment with or service to the Company or any Affiliate (collectively, the “Company Group”), you will have access to confidential information which, if disclosed, would assist in competition against the Company Group, and that the Company Group will be entrusting you, in your unique and special capacity, with developing the goodwill of the Company Group during the course of your employment or service. Therefore, you hereby acknowledge and agree that the following restrictive covenants (i) are necessary to protect the goodwill, confidential information, and other legitimate interests of the Company Group, (ii) are reasonable and necessary to induce the Company to enter into this Agreement, and (iii) are of a scope (including, without limitation, the Restricted Period) that is reasonably tailored, and not broader than necessary, to protect the legitimate business interests of the Company Group, and do not prevent or preclude you from earning a suitable livelihood. You hereby agree to abide by the following restrictive covenants:

(a)

Non-Competition. From the Start Date until the first anniversary of the Termination Date (collectively, the “Restricted Period”), you will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend your name or any similar name to, lend your credit or render services or advice to, any Competitive Business, provided, however, that nothing herein will be deemed to prevent you from acquiring through market purchases and owning, solely as an investment, less than one percent (1%) in the aggregate of the equity securities of any Competitive Business whose shares are registered under Section 12(b) or Section 12(g) of the Exchange Act and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as you are not directly or indirectly a member of any “control group” (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer; and provided further, however, that nothing herein will be deemed to prevent you from acquiring through market purchases and owning, solely as an investment, any shares, units or other interest in a mutual fund, exchange-traded fund, unit investment trust, or similar investment vehicle whose holdings include investments in any Competitive Business. For purposes of this Executive Employment Agreement, the term “Competitive Business” means any business enterprise that, directly or indirectly, offers products or services that compete with or are intended to compete with any product or service offered, sold, or otherwise supported or provided by the Company or any of its Affiliates (or that you are aware is intended to be offered, sold, or otherwise supported or provided by the Company or any of its Affiliates within the Restricted Period).

(b)

Non-Solicitation and Non-Interference. During the Restricted Period, you will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion, whether on your own behalf or on behalf of or in conjunction with any other person or entity of any nature:

(i)

solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

September 29, 2025

(ii)

solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group; provided, however, that this prohibition shall not apply to general solicitations, in any medium, not specifically targeted at the employees or contractors of any member of the Company Group (however, you shall not (and shall cause any person or entity with which you are affiliated not to) hire any employee or contractor of any member of the Company Group who responds to such a general solicitation).

(c)

Non-Disclosure. During the Restricted Period (and in the case of trade secrets, through the end of the applicable statute of limitations), you will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion:

(i)

divulge, communicate, use to the detriment of any member of the Company Group, or for the benefit of any other person(s), or misuse in any way, any confidential information, documents, materials or trade secrets of or pertaining to any member of the Company Group, except as required or compelled by law; or

(ii)

divulge, communicate, use to the detriment of any member of the Company Group, or for the benefit of any other person(s), or misuse in any way, any information, documentation, files, or other materials (written or verbal) arising out of or related to any Company Group employee, contractor, customer, shipper, vendor or supplier, except as required or compelled by law, regardless of whether such information, documents or materials are treated as confidential by any member of the Company Group.

(d)	Forfeiture. If you breach any of the restrictive covenants set forth in this Executive Employment Agreement, any Severance Payments remaining unpaid will be immediately forfeited.

(e)

Enforcement. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth herein, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. The covenants herein, and each provision and portion thereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Executive Employment Agreement shall thereby be reformed.

September 29, 2025

Ownership of Intellectual Property

You agree that the Company shall own, and you hereby assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by you during the period in which you are or have been employed by or in service to the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and you shall promptly disclose all Company Intellectual Property to the Company. All of your works of authorship and associated copyrights created during the period in which you are employed by or in service to the Company or any other member of the Company Group and in the scope of your employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act, as amended. You shall perform, during and after the period in which you are or have been employed by or in service to the Company or any other member of the Company Group, all acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

By signing this document, you understand and acknowledge that this Executive Employment Agreement sets forth all of the elements of the employment conditions, and it supersedes all prior agreements and understandings between you and the Company regarding your employment. In addition, you will be bound by the Company code of conduct and ethics, employee handbook, and all other policies set forth by the Company. Upon acceptance by both parties, you further understand and agree that this Executive Employment Agreement does not create an obligation on the part of the Company or any other person to continue your employment for any specified period of time, and you acknowledge that your employment is at-will and that either you or the Company may terminate your employment at any time, for any reason, with or without Cause.

Please print and sign this Executive Employment Agreement indicating your notification and acceptance of these terms, no later than September 29, 2025 and return a fully executed copy via email to tgreen@nrchealth.com. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Trent Green

Trent Green
Chief Executive Officer

September 29, 2025

ACCEPTANCE

I have read and understand the aforementioned information and __X__ ACCEPT/ ____ DECLINE the employment conditions of the Company as indicated: (please check one)

/s/ Shane Harrison

Signature

Date Accepted: September 29, 2025